Exhibit 10.1
EXECUTION VERSION
Published CUSIP Number: 86164DAA0
$300,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
among
STONE ENERGY CORPORATION
as Borrower,
THE FINANCIAL INSTITUTIONS
NAMED IN THIS CREDIT AGREEMENT
as Banks,
BANK OF AMERICA, N.A.
as Administrative Agent,
BNP PARIBAS, JPMORGAN CHASE BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION
AND
WHITNEY NATIONAL BANK
as Co-Syndication Agents,
NATIXIS AND THE ROYAL BANK OF SCOTLAND plc
as Co-Documentation Agents, and
BANC OF AMERICA SECURITIES LLC
as sole Lead Arranger and Bookrunner
November 1, 2007

AMENDED AND RESTATED CREDIT AGREEMENT
     This Amended and Restated Credit Agreement dated as of November 1, 2007 is among Stone Energy Corporation, a Delaware corporation, the Banks (as defined below), and Bank of America, N.A., as administrative agent for the Banks.
     The Borrower, the Banks, and the Agent agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “2001 Indenture” means the Indenture dated as of December 5, 2001 between the Borrower and JP Morgan Chase, as Trustee, relating to the issuance of $200 million of 8.25% unsecured senior subordinated notes due 2011.
     “2004 Indenture” means the Indenture dated as of December 15, 2004 between the Borrower and JPMorgan Chase Bank, N.A., as Trustee, relating to the issuance of up to $200 million of unsecured senior subordinated notes.
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Agent for the benefit of the Agent and the Banks, (b) with respect to Property that is not Borrowing Base Assets, is the only Lien on such Property other than Permitted Liens, and which is superior to all Liens or rights of any other Person in such Property encumbered thereby except for such Permitted Liens, (c) with respect to Borrowing Base Assets, is the only Lien on such Property other than Permitted Borrowing Base Liens, and which is superior to all Liens or rights of any other Person in such Property encumbered thereby except for such Permitted Borrowing Base Liens, (d) secures the Obligations, and (e) is perfected and enforceable.
     “Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 0.50%.
     “Advance” means any advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

     “Agent” means Bank of America, in its capacity as an administrative agent pursuant to Article VIII, and any successor administrative agent pursuant to Section 8.9.
     “Agent-Related Persons” means the Agent, together with its Affiliates (including, in the case of Bank of America, in its capacity as the Agent, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Agent’s Fee Letter” has the meaning specified in Section 2.7(b).
     “Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means, for any day, the following percentages based upon the ratio of (a) the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to (b) the Borrowing Base as of such day:

Ratio of (Advances + Letter of
Credit Exposure) to (Borrowing	Applicable Margin for	Applicable Margin for	Applicable Margin for
Base)	Base Rate Advances	Eurodollar Rate Advances	Commitment Fees
Less than .30	0.000%	1.250%	0.300%
Greater than or equal to .30 but less than .60	0.000%	1.375%	0.375%
Greater than or equal to .60 but less than .90	0.000%	1.500%	0.375%
Greater than or equal to .90	0.000%	1.750%	0.500%
     “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole bookrunner.
     “Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of inventory or used, obsolete, worn-out, or surplus equipment, all in the ordinary course of business, (ii) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement, or collection thereof in the ordinary course of business, and (iii) any disposition of property or assets or issuance of equity interests by Borrower or any domestic Subsidiary to any Credit Party.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit A.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Banks” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6.
     “Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Bank of America as its prime rate, whether or not the Borrower has notice thereof.
     “Base Rate Advance” means an Advance which bears interest as provided in Section 2.8(a).
     “Borrower” means Stone Energy Corporation, a Delaware corporation.
     “Borrower Materials” has the meaning set forth in Section 5.6(o).
     “Borrowing” means, subject to Sections 2.3(c)(ii) and 2.4(b)(v), a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.3(a), continued by each Bank pursuant to Section 2.3(b), or Converted by each Bank to Advances of a different Type pursuant to Section 2.3(b).
     “Borrowing Base” means, for any date of its determination by the Majority Banks or all of the Banks, as the case may be, in accordance with Section 2.2.
     “Borrowing Base Assets” means, at any time, any assets that are given value in the most recently determined Borrowing Base.
     “Borrowing Base Deficiency” has the meaning given to such term in Section 2.4(b)(i).
     “Business Day” means a day of the year on which banks are not required or authorized to close in Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.
     “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
     “Cash Collateral Account” means a special interest bearing cash collateral account pledged to the Agent for the ratable benefit of the Banks containing cash deposited pursuant to Sections 2.4(b) or (c), 7.2(b), or 7.3(b) to be maintained at the Agent’s office in accordance with Section 2.6(g) and bear interest or be invested in the Agent’s reasonable discretion.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Collateral” has the meaning specified in the Security Documents.
     “Commitment” means, for any Bank, the amount set opposite such Bank’s name on Annex 1 as its Commitment, or if such Bank has entered into any Assignment and Acceptance, as set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 9.6(c), as such amount may be reduced or terminated pursuant to Article VII.
     “Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.
     “Consents” means the Consent and Agreements made by the counterparties to the applicable Mortgaged Contracts in favor of the Agent, including any such Consent and Agreements delivered from time to time in accordance with Section 5.11, in each case, as the same may be amended, supplemented, or otherwise modified from time to time.
     “Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).
     “Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Documents, and each other agreement, instrument, or document executed at any time in connection with this Agreement.
     “Credit Parties” means the Borrower and each Guarantor.
     “Debt,” for any Person, means without duplication:
     (a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;
     (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) obligations of such Person to pay the deferred purchase price of property or services;
     (d) obligations of such Person as lessee under Capital Leases;

     (e) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above;
     (f) indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) secured by any Lien on or in respect of any Property of such Person; and
     (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan.
     “Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Bank” means any Bank that (a) has failed to fund any portion of the Advances, participations in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Dollar Equivalent” means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by Bank of America at 10:00 a.m. (Dallas, Texas time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.
     “Dollars” and “$” means lawful money of the United States of America.
     “Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Annex 1 or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.
     “EBITDA” means, with respect to any Person and for any period of its determination, the consolidated Net Income of such Person for such period, plus the consolidated interest expense, income taxes, depreciation, depletion, and amortization of such Person for such period. If any acquisition or disposition of assets permitted to be made under this Agreement (other than non-material acquisitions in the ordinary course of business or non-material dispositions in the ordinary course of business) occurs during such period of determination, EBITDA for such period shall be calculated on a pro forma basis to give effect to such acquisition or disposition as if each such acquisition or disposition had been consummated on the first day of such period.

     “Effective Date” means the date on which each of the conditions precedent in Section 3.1 have been met or waived.
     “Eligible Assignee” means (i) any Fund, and (ii) any commercial bank, in each case organized under the laws of any country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) and approved by (a) the Agent in its sole discretion and (b) if no Default or Event of Default exists, the Borrower, which approval by the Borrower will not be unreasonably withheld.
     “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8) (1988).
     “Environmental Claim” means any third party or Governmental Authority action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Act or similar laws or requirements, to the extent relating to occupational safety or exposure to Hazardous Substances) which seeks to impose liability under any Environmental Law.
     “Environmental Law” means all Legal Requirements, including common law, arising from, relating to, or in connection with the Environment or natural resources, including without limitation CERCLA, or relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, Hazardous Substances, or Hazardous Wastes; (d) the safety or health of employees, to the extent relating to occupational safety or exposure to Hazardous Substances; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of Hazardous Substances or Hazardous Wastes.
     “Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Annex 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA

LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.8(b).
     “Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 7.1.
     “Existing Credit Agreement” means the Credit Agreement dated as of April 30, 2004 among the Borrower, the lenders party thereto, and Bank of America, as administrative agent.
     “Existing Letters of Credit” means the letters of credit outstanding on the date of this Agreement, issued by the Issuing Bank for the account of the Borrower or its Subsidiaries, which are described on Schedule 2.6(h).
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

     “Financial Statements” means the balance sheet and statements of operations, stockholders’ equity and cash flow dated December 31, 2006 referred to in Section 4.5, copies of which have been delivered to the Agent and the Banks.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Foreign Bank” has the meaning set forth in Section 2.13(d).
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.
     “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower’s Subsidiaries or any of their respective Properties.
     “Guaranties” means each Guaranty in favor of the Agent for the ratable benefit of the Banks in the form of the attached Exhibit C executed on the date hereof or as required by Section 5.8, as the same may be amended, supplemented, or otherwise modified from time to time.
     “Guarantors” means each Material Subsidiary of the Borrower which has executed a Guaranty on the date hereof or as required by Section 5.8.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated as pollutants or contaminants under any other Environmental Law, including without limitation petroleum or petroleum products, materials exhibiting radioactivity in excess of background concentrations, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including all gas resulting from the in-situ combustion of coal or lignite.
     “Indemnified Liabilities” has the meaning set forth in Section 9.7.
     “Information” has the meaning set forth in Section 9.17.

     “Insurance Certificate” shall mean a “Certificate of Insurance” issued by an insurance broker on the form ACORD-25 or its substantial equivalent, in form reasonably satisfactory to Agent.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.3 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below or by Section 2.3. The duration of each such Interest Period shall be one, two, three, or six months, or such longer period approved by the Agent and the Banks, in each case as the Borrower may, upon notice received by the Agent not later than 10:00 a.m. (Dallas, Texas time) on, the third Business Day prior to the first day of such Interest Period select; provided, however, that:
     (a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;
     (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.
     “Issuing Bank” means Bank of America and any successor issuing bank pursuant to Section 8.9.
     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations U and X.
     “Letter of Credit” means, individually, any standby letter of credit issued by the Issuing Bank which is subject to this Agreement, including the Existing Letters of Credit, and “Letters of Credit” means all such letters of credit collectively.
     “Letter of Credit Application” means the Issuing Bank’s standard form letter of credit application for either a commercial or standby letter of credit, as the case may be, which has been executed by the Borrower and accepted by the Issuing Bank in connection with the issuance of a Letter of Credit, which form or forms as of the date of this Agreement are in the form of the attached Exhibit G, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time, plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.
     “Letter of Credit Fees” has the meaning given such term in Section 2.7(d)(i).
     “Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).
     “Liquid Investments” means:
     (a) debt securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, with maturities of no more than two years from the date of acquisition;
     (b) commercial paper of a domestic issuer rated at the date of acquisition not less than P1 by Moody’s Investor Service, Inc., or A1 by Standard & Poor’s Corporation;
     (c) certificates of deposit, demand deposits, Eurodollar time deposits, overnight bank deposits, and bankers’ acceptances, with maturities of no more than two years from the date of acquisition, issued by any Bank or any bank or trust company organized under the laws of the United States or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, and having capital and surplus aggregating at least $100,000,000;
     (d) corporate bonds, mortgaged-backed securities, and municipal bonds of a domestic issuer rated at the date of acquisition Aaa by Moody’s Investor Service, Inc., or AAA by Standard & Poor’s Corporation, with maturities of no more than two years from the date of acquisition;
     (e) repurchase agreements secured by debt securities of the type described in part (a) above, the market value of which, including accrued interest, is not less than 100% of the amount of the repurchase agreement, with maturities of no more than two years from the date of acquisition, issued by or acquired from or through any Bank or any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $100,000,000; and

     (f) money market funds;
provided that (i) investments in any one issuer, excluding the United States government or any agency or instrumentality thereof, shall not exceed 20% of total fixed-income Liquid Investments based on market value at the time of acquisition, (ii) fixed-income holdings shall not exceed 5% of all Investments at any time, and (iii) certificates of deposit, commercial paper, corporate bonds, mortgaged-backed securities, or municipal bonds issued by any one issuer shall not exceed 5% of all Liquid Investments at any time.
     “Majority Banks” means, at any time and except as provided in the last sentence of this definition, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks and the Letter of Credit Exposure of the Banks at such time, but in no event less than two Banks at any time when there are three or more Banks; provided that if no such principal amount or Letter of Credit Exposure is then outstanding, “Majority Banks” shall mean Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time, but in no event less than two Banks at any time when there are three or more Banks; and provided further that the Commitment of, and the portion of the aggregate unpaid principal amount of the Notes and Letter of Credit Exposure held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks. For any redetermination of the Borrowing Base under Section 2.2 which would increase the Borrowing Base, “66-2/3%” in the foregoing sentence shall be “90%”.
     “Material Adverse Change” means (a) a material adverse change in the business, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected (i) to have a material adverse effect on the Borrower’s or any Guarantor’s ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Credit Document, (ii) to materially impair the rights and remedies of the Agent or any Bank under any Credit Document, or (iii) to have a materially adverse effect upon the legality, validity, or binding effect, or enforceability against the Borrower or any Guarantor of, any Credit Document to which it is party.
     “Material Subsidiary” means, as of any date of its determination, a Subsidiary of the Borrower (a) with assets constituting 5% or more of the Borrower’s consolidated assets on such date, (b) that contributed more than 5% of the Borrower’s consolidated EBITDA for the four-quarter period ending on or before such date, (c) that owns any Borrowing Base Assets, (d) that has guaranteed any Debt of any Credit Party, or (e) the Borrower has designated to be Material Subsidiary.
     “Maturity Date” means the earlier of (a) July 1, 2011 and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(b) or Article VII.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law.
     “Mortgage Amendment” means the Act of First Amendment to Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated as of November 1, 2007 and governed by Louisiana law.

     “Mortgaged Contracts” means the contracts of the Borrower and the Guarantors related to the Mortgaged Properties.
     “Mortgaged Properties” means the Oil and Gas Properties of the Borrower and the Guarantors that are subject to the Mortgages.
     “Mortgaged Property Value” means, as of any date of its determination, the aggregate present value of the future net income with respect to the Mortgaged Properties as set forth in the applicable engineering report, discounted at the stated per annum rate utilized in such report. For the avoidance of doubt, the methodology utilized to calculate the Mortgaged Property Value shall be the same methodology utilized to calculate the Oil and Gas Property Value for all purposes of this Agreement.
     “Mortgages” means (i) the Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing, and Financing Statement dated as of March 1, 2006, made by the Borrower in favor of the Agent for the benefit of the holders of the Obligations, and governed by Louisiana law, and (ii)  any other mortgage or deed of trust executed by the Borrower or any Guarantor in favor of the Agent for the benefit of the holders of the Obligations, in each case, as the same may be amended, supplemented, or otherwise modified from time to time (including without limitation by the Mortgage Amendment).
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by any Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (i) any out-of-pocket expenses paid to a Person that are reasonably incurred by such Credit Party in connection therewith and (ii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds).
     “Net Income” means, for any Person and for any period of its determination, the net income of such Person determined in accordance with GAAP, excluding, without duplication, the non-cash impact of (a) impairments, (b) full cost ceiling test write downs, (c) gains or losses on sale of property, (d) extraordinary items, and (e) accretion expense (in accordance with SFAS No. 143).
     “Net Interest Expense” means, for any Person for any period (a) interest expense of such Person for such period minus (b) interest income of such Person for such period, in each case determined in accordance with GAAP consistently applied.
     “Net Worth” means, for any Person that is a corporation and as of any date of its determination, the consolidated total assets of such Person less the total liabilities of such Person, determined in accordance with GAAP consistently applied.

     “Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.
     “Obligations” means all (a) principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Guarantor to the Agent, the Issuing Bank, or the Banks under the Credit Documents and (b) all debts, liabilities, obligations of the Borrower or any Guarantor under any Specified Swap Contract, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Guarantor of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that any release of Collateral or Guarantors pursuant to this Agreement shall not require the consent of the holders of Obligations under Specified Swap Contracts.
     “Oil and Gas Properties” means fee, leasehold or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any state of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and incidental rights belonging thereto.
     “Oil and Gas Property Value” means, as of any date of its determination, the aggregate present value of the future net income with respect to the Oil and Gas Properties of the Borrower and the Guarantors as set forth in the applicable engineering report, discounted at the stated per annum rate utilized in such report.
     “Oil and Gas Reserve Report” means each engineering report covering the Borrower’s consolidated Oil and Gas Properties provided to the Agent pursuant to Section 5.6(c).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Participant” has the meaning given to such term in Section 9.6(d).
     “Permitted Borrowing Base Liens” means Permitted Liens of the type described in clauses (a) and (d)-(i) (inclusive) of Section 6.1.
     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.1.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Platform” has the meaning specified in Section 5.6(o).
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Property Proceeds” means (i) the aggregate insurance proceeds received under any property or physical damage insurance policy in connection with one or more related events or (ii) any award or other compensation with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation).
     “Pro Rata Share” means, with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank’s Commitments at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank’s aggregate outstanding Advances and Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.
     “Proved Mineral Interests” means, collectively, proved developed producing reserves, proved developed non-producing reserves, and proved undeveloped reserves.
     “Public Bank” has the meaning set forth in Section 5.6(o).
     “Register” has the meaning set forth in paragraph (c) of Section 9.6.
     “Regulations U and X” mean Regulations U and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.6(d).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” shall have the meaning set forth in CERCLA or under any similar applicable Environmental Law.

     “Response” shall have the meaning set forth in CERCLA or under any similar applicable Environmental Law.
     “Responsible Officer” means, with respect to any Person, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, and Vice Presidents.
     “Restricted Payment” means, with respect to any Person, any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption, or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person’s stock.
     “Security Agreement” means each Security Agreement in favor of the Agent for the ratable benefit of the Banks in the form of the attached Exhibit H, and any supplement or joinder thereto, executed on the date hereof or as required by Section 5.8, as the same may be amended, supplemented, or otherwise modified from time to time.
     “Security Documents” means the Mortgages, the Security Agreements, the Consents, and each of the other agreements, instruments, or documents that creates or purports to create, or to consent to the creation of, a Lien in favor of the Agent for the benefit of the Agent and the Banks.
     “Specified Swap Contract” means any Swap Contract entered into between any Credit Party and any Bank or Affiliate of any Bank. The status of any Swap Contract as a Specified Swap Contract shall not create in favor of such Bank or Affiliate any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Security Document.
     “Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the

International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case, expressly including any such transactions in which a Person hedges the price to be received by it for future production from the Oil and Gas Properties.
     “Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Texas Deed of Trust” means that certain Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Production dated as of March 1, 2006, made by the Borrower in favor of PRLAP, Inc. as trustee for the benefit of the Agent, for the benefit of the holders of the Obligations, and governed by Texas law.
     “Type” has the meaning set forth in Section 1.4.
     “Voting Securities” means with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).
     Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.3. Accounting Terms; Changes in GAAP.
     (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.
     (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission regarding financial reporting) and consistent with the principles applied in preparing the Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Banks shall so request, the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     Section 1.4. Types of Advances. Advances are distinguished by “Type.” The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance.
     Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.
ARTICLE II
CREDIT FACILITIES
     Section 2.1. Commitment for Advances.
     (a) Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate outstanding amount up to but not to exceed an amount equal to (i) the lesser of such Bank’s Commitment or such Bank’s Pro Rata Share of the Borrowing Base less (ii) such Bank’s Pro Rata Share of the Letter of Credit Exposure; provided that the sum of the outstanding amount of all Advances made by such Bank and such Bank’s Pro Rata Share of the Letter of Credit Exposure shall not exceed such Bank’s Commitment. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $2,000,000 or in integral multiples of $1,000,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.
     (b) Optional Reduction of Commitment. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction of the Commitments shall be in the aggregate amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(b) shall be permanent, with no obligation of the Banks to reinstate such Commitments and the commitment fees provided for in Section 2.7(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

     (c) Notes. The indebtedness of any Borrower to each Bank resulting from the Advances owing to such Bank shall, if such Bank requests, be evidenced by a Note of the Borrower in the maximum principal amount of such Bank’s Commitment.
     Section 2.2. Borrowing Base.
     (a) The Borrowing Base has been set by the Majority Banks and acknowledged by the Borrower as $175,000,000, as of the date hereof.
     (b) From the date hereof through the Maturity Date and subject to the further provisions of this Section 2.2, the Borrowing Base shall be redetermined by the Majority Banks each May 1 and November 1 in accordance with Section 2.2(d) on the basis of information, including the Oil and Gas Reserve Reports required to be delivered before each such date supplied by Borrower in compliance with the provisions of this Agreement, such additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data with respect thereto as the Agent or any Bank may reasonably request, together with all other information then available to the Agent and the Banks; provided that the first such scheduled redetermination shall occur on May 1, 2008. Notwithstanding the foregoing, the Majority Banks may, in the exercise of their good faith discretion, make additional redeterminations of the Borrowing Base in accordance with Section 2.2(d) (i) by providing written notice to the Borrower, but only two such requests may be made during any calendar year and (ii) from time to time upon the occurrence of any Material Adverse Change.
     (c) The Borrower may request that the Majority Banks redetermine the Borrowing Base (i) by providing a written request to the Agent, but only two such requests may be made during any calendar year or (ii) in connection with the Borrower’s or any Guarantor’s acquisition of Oil and Gas Properties with a purchase price of $20,000,000 or more. In connection with any such request, the Borrower shall provide the Agent and the Banks with an interim reserve report prepared by the Borrower together with such other information, including additional data concerning pricing, quantities of production, purchasers of production, and other information and engineering and geological data, as the Agent or any Bank may reasonably request. Within 30 days following the receipt of such interim reserve report and other information, the Majority Banks shall make a redetermination of the Borrowing Base in accordance with Section 2.2(d).
     (d) Upon a redetermination of the Borrowing Base, the Agent shall propose a Borrowing Base to the Banks, and the Banks shall vote to approve or disapprove such proposed Borrowing Base. If the Majority Banks do not approve the proposed Borrowing Base, the Agent shall propose, and the Banks shall vote to approve or disapprove, another Borrowing Base, until the Majority Banks approve a Borrowing Base proposed by the Agent. Once the Majority Banks approve the proposed Borrowing Base, the Agent shall notify the Borrower of such redetermination. Until the Borrower receives such notification from the Agent, the Borrowing Base most recently established shall remain in effect, and thereafter the new Borrowing Base as set forth in such notification shall be in effect.
     (e) Upon any sale, lease, transfer, or other disposition, whether or not in the ordinary course of business, by the Borrower or any of its Subsidiaries of Borrowing Base Assets that (individually or on a cumulative basis with all such dispositions consummated since the determination of the most recently determined Borrowing Base) were given value in the most recently determined Borrowing Base in excess of 5% of the amount of such Borrowing Base, the Borrowing Base shall automatically be reduced by the present value given to such assets in the most recent engineering report delivered pursuant to Section 5.6(c), including the applicable stated discount utilized therein.
     (f) The Borrowing Base shall represent the determination by the Majority Banks of the loan value of the Borrower’s and the Guarantors’ Oil and Gas Properties which are either (i) subject to an Acceptable Security Interest or (ii) unencumbered (except for Permitted Borrowing Base Liens), but the Agent and the Majority Banks shall make their determination and vote their approval, respectively, in accordance with the applicable definitions and provisions herein contained, each such Bank’s standard policies regarding energy lending, industry lending practices, consultation with the Agent and the other Banks (but without requiring the approval of any such Bank), and consideration for the nature of the facilities established hereunder. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by Borrower to be essential for the adequate protection of the Agent and the Banks.
     (g) The Borrower shall also have the right to reduce the Borrowing Base once during the period from October 1 to March 31 and once during the period from April 1 to September 30 during each year by providing the Agent 30 days advance written notice of such reduction. The Agent shall promptly send to each Bank a copy of such notice and such reduction shall be effective on the date of the Agent’s receipt of such notice.
     (h) As of the date of this Agreement, the Agent has provided the Borrower with the Agent’s standard policies regarding energy lending. The Agent, but not any other Bank, agrees to provide the Borrower with written notice of any changes to such policies.
     Section 2.3. Method of Borrowing.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 10:00 a.m. (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Borrowing or (ii) on the Business Day of the proposed Borrowing, in the case of a Base Rate Borrowing, by the Borrower to the Agent, which shall in turn give to each Bank prompt notice of such proposed Borrowing by telecopier or telex. Each Notice of a Borrowing shall be given by telecopier or telex, confirmed immediately in writing specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify each Bank of the applicable interest rate under Section 2.8(b). Each Bank shall (A) in the case of a Eurodollar Rate Borrowing, before 10:00 a.m. (Dallas, Texas time) on the date of such Borrowing and (B) in the case of a Base Rate Borrowing, before 3:00 p.m. (Dallas, Texas time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.2, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank’s Pro Rata Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall make such funds available to the Borrower at its account with the Agent.

     (b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.3 by delivering an irrevocable Notice of Conversion or Continuation to the Agent at the Agent’s office no later than 10:00 a.m. (Dallas, Texas time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed conversion date in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Agent shall provide each Bank with a copy thereof and, in the case of a Conversion to or a Continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Bank of the applicable interest rate under Section 2.8(b).
     (c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:
     (i) at no time shall there be more than twelve Interest Periods applicable to outstanding Eurodollar Rate Advances;
     (ii) if any Bank shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Bank shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Bank in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;
     (iii) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;
     (iv) if the Majority Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

     (v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (b) above, the Agent shall forthwith so notify the Borrower and the Banks and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost, or expense incurred by such Bank as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank shall not make available to the Agent such Bank’s Pro Rata Share of such Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.3 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (f) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.
     Section 2.4. Prepayment of Advances.
     (a) Optional. The Borrower may prepay Advances, after giving by 10:00 a.m. (Dallas, Texas time) (i) in the case of Eurodollar Rate Advances, at least two Business Days’ or (ii) in case of Base Rate Advances, same Business Day’s, irrevocable prior written notice to the Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice; provided, however, that each partial prepayment with respect to: (A) any Borrowing comprised of Base Rate Advances shall be made in $100,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $500,000 and (B) any Borrowing comprised of Eurodollar Rate Advances shall be made in $1,000,000 multiples and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a principal amount outstanding of at least $2,000,000. Full prepayments of any Borrowing are permitted without restriction of amounts.
     (b) Mandatory.
     (i) Borrowing Base Deficiency. Subject to Section 2.4(b)(ii), (iv), and (v) below, if the aggregate outstanding amount of Advances plus the Letter of Credit Exposure ever exceeds the Borrowing Base (such excess being referred to herein as the “Borrowing Base Deficiency”), the Borrower shall, within ten days after receipt of written notice of such condition from the Agent elect by written notice to the Agent to take one or more of the following actions to remedy such Borrowing Base Deficiency:
     (A) prepay Advances and, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within ten days after the Borrower’s written election;
     (B) add additional Oil and Gas Properties acceptable to the Majority Banks to the Borrowing Base such that the Borrowing Base Deficiency is cured within 30 days after the Borrower’s written election; or
     (C) pay the deficiency in monthly installments in amounts not greater than one half of the deficiency in any one monthly payment or such lesser amounts satisfactory to the Majority Banks for the prepayment of Advances and, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure such that the Borrowing Base Deficiency is eliminated in a period of 90 days or such longer period satisfactory to the Majority Banks, but in no event to exceed six months.
     (ii) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.1(b), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances and the Letter of Credit Exposure to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the Commitments, as so reduced. Any amount paid under the preceding sentence in respect of Letter of Credit Exposure shall be held as cash collateral under Section 2.6(g).
     (iii) Asset Sales. If, after giving effect to the sale, transfer or other disposition of any of the Borrower’s or any of its Subsidiaries’ Borrowing Base Assets, the aggregate outstanding amount of Advances plus the Letter of Credit Exposure exceeds the

Borrowing Base, the Borrower shall repay the Advances, and then cash collateralize the Letter of Credit Exposure, by an amount equal to the lesser of (A) such Borrowing Base Deficiency and (B) 100% of the Net Cash Proceeds of such sale, transfer, or other disposition, within three days after receipt of such proceeds.
     (iv) Property, Physical Damage and Other Insurance Proceeds. If any Credit Party (or Agent as loss payee or assignee) receives any Property Proceeds arising from a single event or related series of events, whether as one payment or a series of payments, (A) during the existence of a Default or Event of Default, then the Borrower shall repay the Advances, and then cash collateralize the Letter of Credit Exposure, by an amount equal to 100% of such Property Proceeds, upon receipt of such proceeds, and (B) during the existence of a Borrowing Base Deficiency, then the Borrower shall repay the Advances, and then cash collateralize the Letter of Credit Exposure, by an amount equal to the lesser of (1) such Borrowing Base Deficiency and (2) 100% of such Property Proceeds, within three days after receipt of such proceeds.
     (v) Illegality. If any Bank shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, (i) the Borrower shall, no later than 10:00 a.m. (Dallas, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Bank or (B) if required by such notice, on the second Business Day following its receipt of such notice prepay all of the Eurodollar Rate Advances made by such Bank then outstanding, (ii) such Bank shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Bank for any subsequent Borrowing shall be suspended until such Bank gives notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist.
     (c) No Additional Right; Ratable Prepayment; Interest and Breakage. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.4, and all notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.4 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.
     Section 2.5. Repayment of Advances. The Borrower shall repay to the Agent for the ratable benefit of the Banks the outstanding principal amount of each Advance on the Maturity Date.
     Section 2.6. Letters of Credit.

     (a) Commitment. From time to time from the date of this Agreement until the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower on any Business Day;
     (i) provided that no Letter of Credit shall be issued, increased, or extended:
(A) unless such issuance, increase, extension or conversion would not cause the Letter of Credit Exposure to exceed the lesser of (1) $100,000,000 or (2) the lesser of (x) the aggregate Commitments less the aggregate outstanding principal amount of all Advances or (y) the Borrowing Base less the aggregate outstanding principal amount of all Advances;
(B) unless such Letter of Credit has an Expiration Date not later than the earlier of (1) 12 months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit) or (2) five days prior to the Maturity Date;
(C) unless such Letter of Credit Documents are in form and substance acceptable to the Issuing Bank in its sole discretion;
(D) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; and
(E) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and
     (ii) provided further that the Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost, or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or
(C) a default of any Bank’s obligations to fund under Section 2.6(d) exists or any Bank is at such time a Defaulting Bank hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank.
As of the Effective Date, the Existing Letters of Credit shall be deemed “Letters of Credit” hereunder and shall be subject to the terms and provisions set forth herein.
     (b) Participations. Upon the date of the issuance or increase of a Letter of Credit or the conversion of an Existing Letter of Credit to a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Bank’s participation in such Letter of Credit.
     (c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Dallas, Texas time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Agent shall give to each Bank prompt notice of thereof by telex, telephone, or telecopy. Each Letter of Credit Application shall be given by telecopier or telex, confirmed immediately in writing, specifying the information required therein. After the Agent’s receipt of such Letter of Credit Application and upon fulfillment of the applicable conditions set forth in Article III, the Agent shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.
     (d) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank an amount equal to any amount paid by the Issuing Bank under any Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Bank shall give the Agent notice of the Borrower’s failure to make such reimbursement and the Agent shall promptly notify each Bank of the amount necessary to reimburse the Issuing Bank. Upon such notice from the Agent, each Bank shall promptly reimburse the Issuing Bank for such Bank’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to the Issuing Bank. If such reimbursement is not made by any Bank to the Issuing Bank on the same day on which the Agent notifies such Bank to make reimbursement to the Issuing Bank hereunder, such Bank shall pay interest on its Pro Rata Share thereof to the Issuing Bank at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Banks to record and otherwise treat such reimbursements to the Issuing Bank as Base Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Bank which have been transferred to the Issuing Bank at the Borrower’s request.
     (e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit Documents;
     (ii) any amendment or waiver of, or any consent to, departure from any Letter of Credit Documents;
     (iii) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;
     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (f); or
     (v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit;
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.6(f) below.
     (f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

     (iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK’S OWN NEGLIGENCE),
except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Bank’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     (g) Cash Collateral Account.
     (i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.4(b) or (c), 7.2(b), or 7.3(b), then the Borrower and the Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Agent’s standard form assignment of deposit accounts, that the Agent requests in connection therewith to establish the Cash Collateral Account and grant the Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Agent and grants the Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.
     (ii) So long as no Event of Default exists, (A) the Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Event of Default, the Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Agent, regardless of any Letter of Credit Exposure which may remain outstanding. The Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.
     (iii) The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     Section 2.7. Fees.
     (a) Commitment Fees.
     (i) The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee per annum equal to the Applicable Margin for commitment fees in effect from time to time on the average daily amount by which such Bank’s Pro Rata Share of the Borrowing Base exceeds the sum of such Bank’s outstanding Advances and such Bank’s Pro Rata Share of the Letter of Credit Exposure, from the Effective Date until the Maturity Date.
     (ii) The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December during the term of this Agreement and on the Maturity Date.
     (b) Agent Fees. The Borrower agrees to pay to the Agent for the benefit of the Agent the fees described in the letter dated October 25, 2007, from the Agent to the Borrower (the “Agent’s Fee Letter”).
     (c) Bank Fees. The Borrower agrees to pay to the Agent for the ratable benefit of the Banks on the Effective Date, the fees agreed to between the Borrower and the Banks.
     (d) Letter of Credit Fees.
     (i) The Borrower agrees to pay (A) to the Agent for the pro rata benefit of the Banks a per annum fee for each Letter of Credit issued hereunder equal to the Applicable Margin for Eurodollar Advances on the face amount of such Letter of Credit, but with a minimum annual fee of $1,000 on each Letter of Credit (collectively, the “Letter of Credit Fees”), and (B) to the Agent for the benefit of the Issuing Bank a fronting fee for each Letter of Credit equal to 0.125% per annum of the face amount of such Letter of Credit, but with a minimum annual fee of $1,000 on each Letter of Credit. Each such fee with respect to a Letter of Credit shall be payable quarterly in arrears for the period such Letter of Credit is outstanding, and on the Maturity Date.
     (ii) The Borrower agrees to pay to the Issuing Bank for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     Section 2.8. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable in arrears on the last day of March, June, September, and December and on the date such Base Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.
     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of Interest Periods that are longer than three months, every three months and on the last day of such Interest Period, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to (i) until the end of the relevant Interest Period, the Eurodollar Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum and (ii) thereafter, the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2.00% per annum.
     (c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).
     (d) Usury.
     (i) If, with respect to any Bank, the effective rate of interest contracted for under the Credit Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Credit Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Bank hereunder shall bear interest at a rate which would make the effective rate of interest for such Bank under the Credit Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Bank.

     (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Bank pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Bank the interest rates charged under Section 2.8 hereunder shall be retroactively increased such that the effective rate of interest under the Credit Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Bank the amount of the Lost Interest remaining to be recaptured by such Bank.
     (iii) In calculating all sums paid or agreed to be paid to any Bank by the Borrower for the use, forbearance, or detention of money under the Credit Documents, such amounts shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of the Credit Documents.
     (iv) NOTWITHSTANDING the foregoing or any other term in this Agreement and the Credit Documents to the contrary, it is the intention of each Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then (A) the provisions of this Section 2.8, together with the second sentence of Section 9.13 shall control, and (B) any such excess shall be canceled automatically and, if previously paid, shall at such Bank’s option be applied to the outstanding amount of the loans made hereunder by such Bank or be refunded to the Borrower. For purposes of Chapter 303 of the Texas Finance Code, as amended, to the extent applicable, the Borrower agrees that the Maximum Rate shall be the “indicated (weekly) rate ceiling” as defined in said Chapter, provided that such Bank may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to such Bank, if greater.
     Section 2.9. Payments and Computations.
     (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Dallas, Texas time) on the day when due in Dollars to the Agent at 901 Main Street, 14th Floor, Dallas, Texas 75202 (or such other location as the Agent shall designate in writing to the Borrower), in same day funds. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent, the Issuing Bank, or a specific Bank pursuant to Section 2.7(b), 2.8(c), 2.11, 2.12, 2.13, 8.7, or 9.7, but after taking into account payments effected pursuant to Section 9.4) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or the Issuing Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate and of fees shall be made by the Agent, on the basis of a year of 360 days, in each case for the actual number of days

(including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Agent Reliance. Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower shall not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.
     Section 2.10. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank’s ratable share (according to the proportion of (a) the amount of such Bank’s required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.
     Section 2.11. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment pursuant to Section 2.4, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower through the Agent, pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. If, following the Effective Date for a period of the earlier of 90 days or the date on which Banc of America Securities LLC declares the syndication to be completed, any such breakage costs, charges or fees are incurred with respect to Eurodollar Rate Advances on account of the syndication of the credit facility evidenced by this Agreement, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement shall be in addition to and not in limitation of the protections set forth above and elsewhere in this Agreement.
     Section 2.12. Increased Costs.
     (a) Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in, or in the interpretation of, any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made after the date hereof, there shall be any increase in the cost to any Bank of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.
     (b) Capital Adequacy. If any Bank or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case, issued or made after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Bank or the Issuing Bank or any corporation controlling such Bank or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Bank’s commitment to lend or the Issuing Bank’s commitment to issue the Letters of Credit and other commitments of this type, then, upon 30 days’ prior written notice by such Bank or the Issuing Bank (with a copy of any such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank or to the Issuing Bank, as the case may be, from time to time as specified by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank, in light of such circumstances, (i) with respect to such Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank’s commitment to lend under this Agreement and (ii) with respect to the Issuing Bank, to the extent that the Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit for such increased cost. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.
     (c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof after the date hereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Bank’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank, the Borrower shall pay to the Issuing Bank, from time to time as specified by the Issuing Bank, additional amounts which shall be sufficient to compensate the Issuing Bank for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Bank to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.13. Taxes.
     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.9, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank, and the Agent, (i) taxes imposed on or measured by its income, and franchise taxes imposed on it, by the United States of America or the jurisdiction (or any political subdivision thereof) under the laws of which such Bank, the Issuing Bank, or the Agent (as the case may be) is organized or in which its principal office is located or, in the case of any Bank or the Issuing Bank, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Bank (as defined in subparagraph (d), hereof), any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party to this Agreement or other Credit Document (or designates a new lending office) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank, the Issuing Bank, or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Bank, the Issuing Bank, or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Bank’s, the Issuing Bank’s, or the Agent’s failure to provide the forms described in paragraph (d) of this Section 2.13 and such Bank, the Issuing Bank, or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and

     (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. THE BORROWER INDEMNIFIES EACH BANK, THE ISSUING BANK, AND THE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH BANK, THE ISSUING BANK, OR THE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE AGENT ON BEHALF OF ITSELF AS AGENT, THE ISSUING BANK, OR ANY SUCH BANK. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO BANK, THE ISSUING BANK OR THE AGENT SHALL BE INDEMNIFIED FOR ANY TAXES HEREUNDER UNLESS SUCH BANK, ISSUING BANK OR AGENT SHALL MAKE WRITTEN DEMAND ON THE BORROWER FOR REIMBURSEMENT HEREUNDER NO LATER THAN 120 DAYS AFTER THE EARLIER OF (I) THE DATE ON WHICH SUCH BANK, ISSUING BANK OR AGENT MAKES PAYMENT OF SUCH TAXES AND (II) THE DATE ON WHICH THE RELEVANT GOVERNMENT AUTHORITY MAKES WRITTEN DEMAND UPON SUCH BANK, ISSUING BANK OR AGENT FOR PAYMENT OF SUCH TAXES. IF ANY BANK, THE AGENT, OR THE ISSUING BANK RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH BANK, THE AGENT, OR THE ISSUING BANK, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER’S SHARE OF SUCH REFUND.
     (d) Withholding Exemption. Each Bank and the Issuing Bank, if requested by the Borrower or the Agent, shall deliver such documentation (including Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank or Issuing Bank is subject to backup withholding or information reporting requirements. In addition, each Bank and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof (a “Foreign Bank”) agrees that it will deliver to the Borrower and the Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance and from time to time thereafter if requested in writing by the Borrower, to the extent applicable, (i) Internal Revenue Service Form W-8ECI, W-8BEN, W-8EXP, or W-8IMY as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank from withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement or other Credit Document is effectively connected with the conduct of a trade or business in the United States, (ii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, and (iii) any other form prescribed by applicable law as a basis for claiming an exemption from tax on payments pursuant to this Agreement or any of the other Credit Documents. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and, in the case of a Form W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.1. Initial Conditions Precedent to Borrowings. This Agreement shall become effective on the date the following conditions precedent are met:
     (a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letters of Credit are issued, the Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Agent and the Banks, and, where applicable, in sufficient copies for each Bank:
     (i) this Agreement, the Notes, the Security Agreement, and the Mortgage Amendment;
     (ii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Liens created under the Security Documents;
     (iii) [Reserved];
     (iv) a favorable opinion of Vinson & Elkins LLP, counsel to the Credit Parties, dated as of the Effective Date, covering such matters as any Bank through the Agent may reasonably request;
     (v) a favorable opinion of Geiger, Laborde & Laperouse L.L.C., Louisiana counsel to the Borrower covering the Louisiana-law Mortgages, as amended and/or supplemented by the Mortgage Amendment, and such other matters as any Bank through the Agent may reasonably request;

     (vi) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) certificates of good standing and existence or qualification to do business for the Borrower from its jurisdiction of organization and each jurisdiction where it is required to be qualified to do business, (B) the certificate of incorporation of the Borrower, (C) the bylaws of the Borrower, (D) the resolutions of the Board of Directors of the Borrower authorizing this Agreement and related transactions, and (E) the incumbency and signatures of the officers of the Borrower authorized to execute this Agreement and related documents;
     (vii) a certificate of a Responsible Officer of Borrower stating that (A) the representations and warranties contained in this Agreement and the other Credit Documents are true and correct in all material respects, (B) no Default or Event of Default exists, and (C) all conditions set forth in this Section 3.1 and in Section 3.2 have been satisfied (assuming satisfaction by the Agent and the Banks where such satisfaction is specified in such conditions);
     (viii) certificates from the Borrower’s and Guarantors’ insurance providers setting forth the insurance maintained by Borrower and Guarantors, showing that insurance meeting the requirements of Section 5.2 is in full force and effect and that all premiums due with respect thereto have been paid, showing Agent as loss payee with respect to all such property or physical damage policies and as additional insured with respect to all such liability policies, and stating that such insurer will provide Agent with at least 30 days’ advance notice of cancellation of any such policy;
     (ix) such UCC lien search reports as Agent shall require, conducted in such jurisdictions and reflecting such names as Agent shall request; and
     (x) such other documents, governmental certificates, agreements, and lien searches as the Agent or any Bank may reasonably request.
     (b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid (i) the fees required by Section 2.7(b) and (c), (ii) all costs and expenses which have been invoiced and are payable pursuant to Section 9.4, and (iii) all fees payable to the Arranger pursuant to any written agreement between Borrower and the Arranger.
     (c) Financial Statements. The Agent shall have reviewed and be satisfied with (i) the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended 2004, 2005, and 2006, including balance sheets, income and cash flow statements audited by independent public accountants and prepared in conformity with GAAP and such other financial information as the Agent may request and (ii) the consolidated unaudited quarterly financial statements for the fiscal quarters ended March 31, 2007 and June 30, 2007.
     (d) No Material Adverse Change. There shall not have occurred a Material Adverse Change since December 31, 2006.
     (e) No Material Litigation. The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that (i) could reasonably be expected to cause a Material Adverse Change, except as set forth on

Schedule 4.7, or (ii) purports to adversely affect any transaction contemplated hereby or the ability of the Borrower and the Guarantors to perform their respective obligations under the Credit Documents.
     (f) Engineering Reports. The Agent shall have received Oil and Gas Reserve Reports for the Oil and Gas Properties included in the Borrowing Base.
     (g) Environmental Condition. The Agent shall be reasonably satisfied with the environmental condition of the Borrower’s and its Subsidiaries’ Oil and Gas Properties.
     (h) Other Matters. All matters related to this Agreement, the other Credit Documents, and Borrower or any Guarantor shall be acceptable to Agent and each Bank in their sole discretion, and Borrower shall have delivered to Agent and each Bank such evidence as they shall request to substantiate any matters related to this Agreement, the other Credit Documents, and Borrower or any Guarantor as Agent or any Bank shall request.
     Section 3.2. Conditions Precedent to All Borrowings. The obligation of each Bank to make an Advance on the occasion of each Borrowing and of the Issuing Bank to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit:
     (a) the Agent shall have timely received of a Notice of Borrowing or Letter of Credit Application, as applicable;
     (b) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that, on the date of such Borrowing, or the issuance, increase, or extension of such Letter of Credit, such statements are true):
     (i) the representations and warranties contained in Article IV and the Guaranties are correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date;
     (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom or from the issuance, increase, or extension of such Letter of Credit; and
     (iii) the funding of such Borrowing or issuance of such Letter of Credit and all other Borrowings to be made or Letters of Credit to be issued on the same day under this Agreement, shall not (A) cause the aggregate outstanding amount of Advances plus the Letter of Credit Exposure to exceed the lesser of (1) the Borrowing Base and (2) the aggregate Commitments, or (B) cause the Letter of Credit Exposure to exceed $100,000,000; and

     (c) the Agent shall have received such other approvals, opinions, or documents reasonably deemed necessary or desirable by any Bank as a result of circumstances occurring after the date of this Agreement, as any Bank through the Agent may reasonably request.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants as follows:
     Section 4.1. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified could reasonably be expected to cause a Material Adverse Change. Each Material Subsidiary of the Borrower has executed a Guaranty and otherwise complied with the requirements of Section 5.8. As of the date of this Agreement, there are no Material Subsidiaries.
     Section 4.2. Corporate Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party and by the Guarantors of the Guaranties and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and the Guarantor’s corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles, as the case may be, of incorporation or by-laws or (ii) any law or any material contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s corporate powers, will have been duly authorized by all necessary corporate action, (a) will not contravene (i) the Borrower’s certificate of incorporation or by-laws or (ii) any law or any material contractual restriction binding on or affecting the Borrower and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.3. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or third party is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the consummation of the transactions contemplated thereby, except for (i) those that have already been obtained or made, (ii) routine consents, authorizations, filings and notices required to be made in the ordinary course of business, (iii) the filing of UCC-1 or UCC-3 financing statements in the appropriate filing offices, (iv) the filing of the Mortgage Amendment in the appropriate filing offices, and (v) filings required pursuant to Section 5.8 in connection with new Material Subsidiaries or Section 5.11 and Section 5.12 in connection with the mortgaging of additional Oil and Gas Properties). At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or third party will be required for such Borrowing or the use of the proceeds of such Borrowing.
     Section 4.4. Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Credit Documents to which any Guarantor is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.
     Section 4.5. Financial Statements. The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006 and the related audited consolidated statements of operations, cash flow, and stockholders’ equity of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, and such consolidated balance sheets and consolidated statements of operations, cash flow, and stockholders’ equity were prepared in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange Commission). Since the date of the Financial Statements, no Material Adverse Change has occurred.
     Section 4.6. True and Complete Disclosure. All factual information (excluding estimates, projections, and pro forma financial information) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Bank or the Agent for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby (but limited to those delivered in connection with such agreements and transactions in anticipation of or in connection with this amendment and restatement) is (taken as a whole) true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading as of the date of this Agreement. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     Section 4.7. Litigation. Set forth on Schedule 4.7 is an accurate description of all of the Borrower’s and its Subsidiaries’ pending litigation existing on the date of this Agreement which could reasonably be expected to cause a Material Adverse Change. There is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Agency or arbitrator, which

(a) could reasonably be expected to cause a Material Adverse Change, except as set forth on Schedule 4.7, or (b) purports to affect the legality, validity, binding effect, or enforceability of this Agreement, any Note, or any other Credit Document.
     Section 4.8. Use of Proceeds. All Advances and Letters of Credit shall be used for working capital, capital expenditures, and general corporate purposes of the Borrower and its Subsidiaries (including without limitation to finance the acquisition of Oil and Gas Properties). The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation U or X.
     Section 4.9. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10. [Reserved.]
     Section 4.11. Taxes. Proper and accurate (in all material respects) federal, state, local, and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time of filing) by or on behalf of the Borrower, its Subsidiaries, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained with appropriate governmental agencies in all jurisdictions in which such returns, reports, and statements are required to be filed, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge, or loss may be added thereto for non-payment thereof, except where contested in good faith by appropriate proceedings. The reserves for accrued taxes reflected in the financial statements delivered to the Banks under this Agreement are adequate in the aggregate for the payment of all unpaid taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such taxes or reserves therefor, the failure to pay or provide for which does not and could not cause a Material Adverse Change, and except that no reserves are maintained for the Louisiana franchise taxes that are the subject of the litigation described in paragraph 1 of Schedule 4.7. Timely payment of all material sales and use taxes required by applicable law has been made by the Borrower and all other members of the Tax Group.
     Section 4.12. Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. To the knowledge of the Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(a) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.
     Section 4.13. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries are in all material respects in good repair, working order and condition. Since the date of the Financial Statements, neither the business nor the material Properties of the Borrower and each of its Subsidiaries, taken as a whole, has experienced a Material Adverse Change been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.
     Section 4.14. No Burdensome Restrictions; No Defaults. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors are not in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Guarantor is a party and which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any Guarantor has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Guarantor is a party. No Default has occurred and is continuing.
     Section 4.15. Environmental Condition.
     (a) Permits, Etc. Except as set forth on Schedule 4.15(a), the Borrower and its Subsidiaries (i) have obtained all Environmental Permits material to the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in compliance in all material respects with all terms and conditions of such Environmental Permits and with all other applicable Environmental Laws; (iii) have not received written notice of any unresolved violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Change.

     (b) Certain Liabilities. Except as set forth on Schedule 4.15(b), none of the present or, to the Borrower’s actual knowledge, previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for any material removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the imposition of any Response, notice, or investigation obligations on the Borrower or any of its Subsidiaries under applicable Environmental Law that would cause a Material Adverse Change.
     (c) Certain Actions. Without limiting the foregoing, except for matters that will not result in a Material Adverse Change: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, or its present or former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower and its Subsidiaries which could reasonably be expected to arise in connection with requirements under Environmental Laws.
     Section 4.16. Permits, Licenses, Etc. Except for Environmental Permits, which are addressed in Section 4.15(a), the Borrower and its Subsidiaries possess all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business. The Borrower and its Subsidiaries manage and operate their business in accordance with all applicable Legal Requirements and good industry practices, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
     Section 4.17. Gas Contracts. Neither the Borrower nor any of its Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s consolidated Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) has produced gas, in any material amount, subject to, and none of the Borrower’s consolidated Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower or its relevant Subsidiary has established monetary reserves adequate in amount in accordance with GAAP to satisfy such obligations.
     Section 4.18. Title to Properties, Liens, Leases, Etc. Except as is being cured pursuant to Section 5.12, Borrower and/or its applicable Subsidiaries (a) have good and marketable title to all Borrowing Base Assets, free and clear of all Liens, except for Permitted Borrowing Base Liens, and (b) have good and marketable title to all material assets reflected in the financial statements most recently delivered pursuant to Section 5.6(a) or Section 5.6(b), free and clear of all Liens, except for Permitted Liens. On the date of this Agreement, (i) with respect to the Mortgages, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary as of such date to create and perfect the Liens provided for in the Mortgages will have been made, obtained and taken in all relevant jurisdictions and (ii) with respect to the Security Agreement, (A) all UCC-1 financing statements which are necessary as of such date to create and perfect the Liens provided for in the Security Agreement will have been made, obtained and taken in all relevant jurisdictions and (B) all actions necessary to grant control over the Pledged Securities (as defined in the Security Agreement) have been taken. All leases and agreements for the conduct of business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements, in each case which could reasonably be expected to cause a Material Adverse Change. No Credit Party is a party to any agreement or arrangement (other than this Agreement and the Security Documents and the documents evidencing Debt referred to in Section 6.2(c)), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.
     Section 4.19. Mineral Interests. Except for Permitted Borrowing Base Liens, all Borrowing Base Assets are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering Borrower’s or any Guarantor’s Proved Mineral Interests, and except for Permitted Borrowing Base Liens, Borrower’s and each Guarantor’s share of (a) the costs for each Borrowing Base Asset is not greater than the decimal fraction set forth in the most recently delivered Oil and Gas Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests”, “WI”, “gross working interest”, “GWI”, or similar terms, and (b) production from, allocated to, or attributed to each such Borrowing Base Asset is not less than the decimal fraction set forth in such Oil and Gas Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms. Each well drilled in respect of proved producing reserves described in such Oil and Gas Reserve Report (i) is capable of, and was, as of the date of such Oil & Gas Reserve Report, producing Hydrocarbons in commercial quantities, and Borrower and each Guarantor (as applicable) is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (ii) to Borrower’s knowledge, has been drilled, bottomed, completed, and operated in compliance in all material respects with applicable Legal Requirements and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.
ARTICLE V
AFFIRMATIVE COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Borrower agrees, unless the Majority Banks shall otherwise consent in writing, to comply with the following covenants.
     Section 5.1. Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, with all Legal Requirements except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change; provided, however, that this Section 5.1 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.
     Section 5.2. Maintenance of Insurance.
     (a) Required Insurance Coverage. Borrower will maintain, and will cause each Subsidiary to maintain, property and physical damage insurance on selected real and personal property on an all risks basis (including the perils of flood and quake on a sub-limited basis), covering the repair and replacement cost of all such selected property. Borrower will also maintain commercial general liability and excess liability insurance and products/completed operations liability coverage. Each of the policies described in this clause (a) shall be of the kinds and in the amounts customarily carried or maintained by Persons of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates. All such insurance shall be provided by insurers having a minimum A.M. Best policyholders rating of A-, VII. Borrower will not, and will not permit any of its Subsidiaries to, bring or keep any article on any business location of Borrower or any of its Subsidiaries, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition would reasonably cause the invalidation of any insurance required by this Section 5.2, or would otherwise be prohibited by the terms thereof.
     (b) Loss Payee; Additional Insured.
     (i) On or prior to the Effective Date, and at all times thereafter, Borrower will cause Agent to be named as (A) an additional insured on each liability policy required to be maintained pursuant to this Section 5.2, and (B) loss payee (which shall include, as applicable, identification as mortgagee) on each property and physical damage policy required to be maintained pursuant to this Section 5.2 for any Property Proceeds in excess of $10,000,000 arising from a single event or related series of events.
     (ii) If (A) Agent receives Property Proceeds in its capacity as loss payee, (B) no Default or Event of Default exists at such time, and (C) such Property Proceeds are not required to be applied as a prepayment under the terms of this Agreement, Agent will remit such Property Proceeds to Borrower within fifteen days after receipt.

     (iii) Agent shall, promptly after the Effective Date, deliver, to Borrower’s insurance broker for delivery to each insurer that provides a property or physical damage policy on which Agent is listed as loss payee, a revocable notice that such insurer may pay any Property Proceeds arising from a single event or related series of events that occurred prior to the date of this Agreement directly to Borrower; provided that (A) such notice may be revoked by Agent at any time when a Default or Event of Default exists or any such Property Proceeds would be required to be applied as a prepayment under the terms of this Agreement, and (B) any Property Proceeds payable under such policy after receipt by the insurer of written notice of such revocation shall be paid directly to Agent. If such Default or Event of Default is cured or waived, the foregoing arrangement may be restored with respect to future Property Proceeds.
     (iv) All loss payee and additional insured endorsements must be in form and substance reasonably acceptable to Agent.
     (c) Evidence of Insurance Coverage. Borrower will deliver to Agent on the Effective Date, an Insurance Certificate from Borrower’s insurance broker dated such date showing the amount of coverage under all such policies as of such date, showing the endorsements required above, and showing waivers of all rights of subrogation against all loss payees and additional insureds. Each such Insurance Certificate will also indicate that each additional insured and loss payee will be given at least 30 days’ written notice of the cancellation, termination, reduction in amount or material change in coverage to any part of any applicable policy. Annually, on or prior to June 30, Borrower shall provide Insurance Certificates for all of its insurance policies as of May 1 of such year and such additional information as to the applicable policies as is reasonably requested by any Bank. Borrower will deliver to Agent, (i) within 15 days after receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing under the applicable policy immediately prior to such notice, (ii) as soon as possible but no later than May 31 of any year, notice of any cancellation or nonrenewal of any insurance policy by the applicable insurer, if such policy has not been renewed or replaced with a substantially similar policy, effective as of May 1 of such year, and (iii) notice of any cancellation or nonrenewal of any insurance policy by Borrower as soon as possible but no later than May 31 of any year.
     Section 5.3. Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.4.
     Section 5.4. Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims in excess of $2,500,000 which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, or levy which is being contested in good faith and by appropriate proceedings, and with respect to which reserves required by GAAP have been provided.
     Section 5.5. Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Agent and any Bank or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors; provided however, the Agent or the Bank for whose benefit such inspection and visitation is made assumes sole responsibility for the condition of any property of the Borrower or its Subsidiaries so visited and inspected, the access and egress thereto (including, but not limited to wharves, docks, and helicopter landing areas), and any vice or defect therein or thereon, and assumes all responsibility for and hereby releases and indemnifies the Borrower, its Affiliates, and their officers, directors, employees, and agents against any claim for damage or injury to or by the Agent or such Bank (or the representatives thereof) or to the Borrower’s or its Subsidiaries’ property which may be occasioned by such inspection and visitation of the Borrower’s or its Subsidiaries’ property.
     Section 5.6. Reporting Requirements. The Borrower shall furnish to the Agent and each Bank:
     (a) Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of operations, cash flows, and stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, in each case certified by Ernst & Young LLP or other independent certified public accountants of national standing and including any management letters delivered by such accountants to the Borrower in connection with such audit, (ii) the capital budget for the Borrower and its Subsidiaries established by the Board of Directors of the Borrower for the next fiscal year, in reasonable detail by geographical area and type of expenditure, and (iii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower;
     (b) Quarterly Financials. As soon as available and in any event not later than 90 days after the end of each of the first three quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by the Chief Financial Officer or Chief Accounting Officer of the Borrower as having been prepared in accordance with GAAP (or in compliance with the regulations promulgated by the United States Securities and Exchange

Commission), and (ii) a Compliance Certificate executed by the Chief Financial Officer or Chief Accounting Officer of the Borrower;
     (c) Oil and Gas Reserve Reports.
     (i) As soon as available but in any event on or before March 31 of each year, an engineering report in form and substance meeting the requirements of the Securities and Exchange Commission for financial reporting purposes, certified by a firm or firms of independent consulting petroleum engineers approved by the Agent as fairly setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower’s consolidated Oil and Gas Properties as of December 31 of the previous year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.
     (ii) As soon as available but in any event on or before September 30 of each year, an internal engineering report in form and substance satisfactory to the Agent setting forth (A) the proved and producing, shut in, behind pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrower’s consolidated Oil and Gas Properties as of June 30 of such year, (B) the aggregate present value, determined on the basis of stated pricing assumptions, of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate, and (C) projections of the annual rate of production, gross income, and net income with respect to such Oil and Gas Properties.
     (iii) Each engineering report delivered pursuant to clause (i) or (ii) above or clause (iv) below shall be accompanied by a certificate, executed by a Responsible Officer of the Borrower in the form of Exhibit I attached hereto, which (A) sets forth the Mortgaged Property Value, as set forth in such engineering report and (B) either (y) demonstrates and certifies that such Mortgaged Property Value equals or exceeds 80% of the Oil and Gas Property Value as set forth in such engineering report or (z) demonstrates and certifies the amount by which such Mortgaged Property Value is less than 80% of such Oil and Gas Property Value and agrees that the Borrower shall take all actions required under Section 5.11 hereof within the period required by such Section.
     (iv) Within (A) at least 10 days prior to the consummation of any sale, lease, transfer, or other disposition, whether or not in the ordinary course of business, by the Borrower or any Guarantor of any Mortgaged Property for which the value of the future net income attributed thereto in the most recently delivered engineering report (individually or on a cumulative basis with all sales of Mortgaged Properties consummated since the date of such report) comprised in excess of 5% of the Mortgaged Property Value as set forth in such report, (B) at least 10 days prior to the consummation of any acquisition by the Borrower or any Guarantor of any Oil and Gas Property for which the value of the future net income attributed thereto in the engineering reports obtained in connection with such acquisition (individually or on a cumulative basis with all acquisitions of Oil and Gas Properties consummated since the date of such report) comprises in excess of 5% of the Oil and Gas Property Value as set forth in the engineering report most recently delivered under this Agreement, or (C) 10 days following the written request of the Agent (provided that so long as no Event of Default exists, the Agent shall not make more than 2 such requests in any calendar year), the Borrower shall provide (y) an updated internal engineering report, current as of the end of the month then most recently ended for which production data is available and in form and substance satisfactory to the Agent, setting forth the information required by clause (ii) above for internal engineering reports and (z) a certificate as required by clause (iii) above which, in the case of any disposition of any Mortgaged Property or acquisition of any Oil and Gas Property, shall make the required calculation giving pro forma effect to such transaction (including, in the case of any disposition of any Mortgaged Property, the inclusion of any additional Oil and Gas Properties mortgaged by the Borrower or the Guarantors pursuant to Section 6.2(b)(ii) prior to or concurrently with such disposition).
     (v) The Agent and the Banks acknowledge that the Oil and Gas Reserve Reports contain certain proprietary information including geological and geophysical data, maps, models, and interpretations necessary for determining the Borrowing Base and the creditworthiness of the Borrower and the Guarantors. The Agent and the Banks agree to maintain the confidentiality of such information except as required by law. The Agent and the Banks may share such information with potential transferees of their interests under this Agreement if such transferees agree to maintain the confidentiality of such information.
     (d) Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;
     (e) Securities Law Filings. Except as provided in paragraphs (a) and (b) above, promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiary sends to or files with the United States Securities and Exchange Commission or sends to any shareholder of the Borrower;
     (f) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such member proposes to take with respect thereto;
     (g) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (h) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
     (i) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, investigation, summons or citation received from the EPA, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability on the Borrower or any of its Subsidiaries or in relation to their respective Oil and Gas Properties in excess of $2,500,000, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or a Release of Hazardous Substances which could reasonably result in the imposition of liability on the Borrower or any of its Subsidiaries or in relation to their respective Oil and Gas Properties in excess of $2,500,000, including without limitation any notice of potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located, pursuant to Environmental Laws;
     (j) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of (i) any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority (including material Environmental Permits) and (ii) any other material notice from any Governmental Authority;
     (k) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change or;
     (l) Disputes, Etc. Prompt written notice of any claims, proceedings, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries; and
     (m) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Bank through the Agent may from time to time reasonably request. The Agent agrees to provide the Banks with copies of any material notices and information delivered solely to the Agent pursuant to the terms of this Agreement.

     (n) Notices regarding Oil and Gas Properties. Prompt, but in any event at least 10 days prior to the consummation thereof, written notice of (i) any sale, lease, transfer, or other disposition, whether or not in the ordinary course of business, by the Borrower or any Guarantor of any Mortgaged Property and (ii) any acquisition by the Borrower or any Guarantor of any Oil and Gas Property for which the value of the future net income attributed thereto in the engineering reports obtained in connection with such acquisition (individually or on a cumulative basis with all acquisitions of Oil and Gas Properties consummated since the date of such report) comprises in excess of 5% of the Oil and Gas Property Value as set forth in the engineering report most recently delivered under this Agreement.
     (o) Designation of Public Information. The Borrower hereby acknowledges that (a) Agent and/or the Arranger will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger, the Issuing Bank and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” unless and until the Agent (1) has been notified in writing by any Bank that it is a Public Bank or has received notice through the Platform that any Bank is a Public Bank and (2) has given notice to the Borrower that any Bank is a Public Bank.
     Section 5.7. Maintenance of Property. Borrower shall, and shall cause each of its Subsidiaries to, maintain their material Properties used or to be used in the continuing operations of the Borrower and its Subsidiaries in all material respects in good repair, working order, and condition; and shall abstain, and cause each of its Subsidiaries to abstain from, and not knowingly or willfully permit the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated property involving the Environment that could reasonably be expected to result in Response activities the costs of which would result in a Material Adverse Change.
     Section 5.8. New Subsidiaries. Prior to the creation or acquisition of any Material Subsidiary after the date of this Agreement or if an existing Subsidiary becomes a Material Subsidiary after the date of this Agreement, the Borrower shall give written notice of such New Material Subsidiary to the Agent. Within 15 days after such creation or acquisition or such

Subsidiary’s becoming a Material Subsidiary, the Borrower shall cause (a) such Subsidiary to execute and deliver to the Agent a Guaranty (or joinder to an existing Guaranty) with such changes as the Agent may reasonably request, (b) such Subsidiary to execute and deliver to the Agent a Security Agreement (or joinder to an existing Security Agreement) with such changes as the Agent may reasonably request, (c) if such Subsidiary holds Oil and Gas Properties, and if the Mortgaged Property Value as set forth in the certificate of such value delivered in connection with the most recently delivered engineering report is less than 80% of the Oil and Gas Property Value (after giving effect to such New Subsidiary’s Oil and Gas Properties), such Subsidiary to execute and deliver to the Agent a Mortgage or Mortgages granting an Acceptable Security Interest in such Oil and Gas Properties, (d) each equity holder of such Subsidiary to execute and deliver a supplement or joinder to its Security Agreement evidencing its pledge of the equity of such Subsidiary, (e) such Subsidiary and such equity holders to deliver to the Agent evidence of corporate authority to enter into such documentation as the Agent may reasonably request, including, without limitation, if requested by Agent, a legal opinion regarding the enforceability of such documentation, and (f) such Subsidiary and such equity holders deliver to the Agent such other documentation, or authorize Agent to take such other action, as is reasonably requested by Agent.
     Section 5.9. Maintenance of Books and Records. The Borrower shall, and shall cause its Material Subsidiaries to, (a) maintain proper books of record and account, in which full, true, and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     Section 5.10. Use of Proceeds. The Borrower shall, and shall cause its Subsidiaries to, use all Advances and Letters of Credit for working capital, capital expenditures, and general corporate purposes of the Borrower and its Subsidiaries (including without limitation to finance the acquisition of Oil and Gas Properties).
     Section 5.11. Agreement to Mortgage; Further Assurances.
     (a) If any certificate delivered pursuant to Section 5.6(c)(iii) or (iv) demonstrates that the Mortgaged Property Value as set forth in the related engineering report is less than 80% of the Oil and Gas Property Value as set forth in such report, the Borrower shall, or shall cause the Guarantors to (i) promptly, but in any event within 60 days of the delivery of such certificate, grant to the Agent an Acceptable Security Interest in (A) additional Oil and Gas Properties of the Borrower or the Guarantors as necessary to cause the Mortgaged Property Value to equal or exceed 80% of the Oil and Gas Property Value, together with all related equipment and (B) the Borrower’s and the Guarantors’ contracts related to such additional Mortgaged Properties (unless the granting of a security interest in any such contract requires the consent of the applicable counterparty, in which case the Borrower or applicable Guarantor shall grant such security interest upon receipt of such consent), and (ii) promptly, but in any event within 90 days of the delivery of such certificate (A) perform such title review, title reports (provided that no title opinions shall be required), and title clean-up as are reasonably requested by the Agent with respect to such additional Mortgaged Properties, (B) use commercially reasonable efforts to obtain consents from contract counterparties with respect to each such additional Mortgaged Contract that is material to (y) the Credit Parties’ business or financial condition or (z) the operation and ownership of the additional Mortgaged Property to which it relates (including without limitation production, transportation, and marketing of oil and gas produced therefrom), in each case, to the extent such material Mortgaged Contract prohibits or restricts assignment of the applicable Credit Party’s rights thereunder to the Agent, unless otherwise agreed by Agent and the Majority Banks, and (C) take such other actions, approve such other filings, provide such opinions of counsel, and execute and deliver such other documents as are reasonably requested by the Agent in connection with the foregoing.
     (b) The Credit Parties shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of more fully perfecting or renewing the rights of the Agent and the Banks with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Credit Party which may be part of the Collateral) pursuant hereto or thereto, including without limitation using commercially reasonable efforts to obtain consents from contract counterparties with respect to any future Mortgaged Contract that is material to (i) the Credit Parties’ business or financial condition or (ii) the operation and ownership of the Mortgaged Property to which it relates (including without limitation production, transportation, and marketing of oil and gas produced therefrom), in each case, to the extent such material Mortgaged Contract prohibits or restricts assignment of the applicable Credit Party’s rights thereunder to the Agent, unless otherwise agreed by Agent and the Majority Banks. Upon the exercise by the Agent or any Bank of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent or such Bank may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
     Section 5.12. Title Information and Cure.
     (a) Within 60 days after the delivery to Agent and the Banks of each Oil and Gas Reserve Report required by Section 5.6, the Borrower shall deliver title information (provided that no title opinions shall be required) in form and substance reasonably acceptable to Agent covering enough of the Oil and Gas Properties evaluated by such Oil and Gas Reserve Report that were not included in the immediately preceding Oil and Gas Reserve Report, so that Agent shall have received, together with title information previously delivered to Agent, reasonably satisfactory title information on at least 80% of the Oil and Gas Property Value.
     (b) Within 60 days after notice from Agent that title defects or exceptions (including defects or exceptions as to priority, but excluding Permitted Borrowing Base Liens) exist with respect to any Oil and Gas Properties, the Borrower shall either (i) cure any such title defects or exceptions, (ii) substitute acceptable Mortgaged Properties having an equivalent or greater value with no title defects or exceptions other than Permitted Borrowing Base Liens or (iii) deliver title information (provided that no title opinions shall be required) in form and substance acceptable to Agent so that Agent shall have received, together with title information previously delivered to Agent, satisfactory title information on at least 80% of the Oil and Gas Property Value.
     (c) If Borrower is unable to cure any title defect requested by Agent to be cured within the 60-day period referred to in subsection (b) above or Borrower does not comply with the requirements to provide acceptable title information covering 80% of the Oil and Gas Property Value in accordance with subsection (b) above, such failure shall not be an Event of Default, but instead Agent shall have the right to exercise the following remedy in its sole discretion from time to time while such condition persists, and any failure to so exercise this remedy at any such time shall not be a waiver as to future exercise of the remedy by Agent or the Banks. To the extent that Agent is not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and Agent may send a notice to Borrower and the Banks that the then outstanding Borrowing Base shall be reduced by 50% of the value given to such unacceptable Mortgaged Property in the most recently delivered Oil and Gas Reserve Report.
     Section 5.13. Post-Closing Requirements. No later than 30 days after the Effective Date, the Borrower shall deliver to the Agent title reports regarding that portion of the Borrowing Base Assets which results in evidence of title satisfactory to Agent and its counsel covering Borrowing Base Assets representing not less than 80% of the Oil and Gas Property Value, and such title reports shall not have revealed any condition or circumstance which would reflect that the representations and warranties contained in Section 4.18 are inaccurate in any material respect.
ARTICLE VI
NEGATIVE COVENANTS
So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment, the Borrower agrees, unless the Majority Banks otherwise consent in writing, to comply with the following covenants.
     Section 6.1. Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:
     (a) Liens securing the Obligations;
     (b) Liens specified in the attached Schedule 6.1 on the Property owned by the Borrower and its Subsidiaries which is specified therein securing only the obligations disclosed to be secured by such Liens therein;

     (c) Liens securing indebtedness permitted under Section 6.2(c), provided that each such Lien encumbers only the property acquired in connection with the creation of any such purchase money indebtedness;
     (d) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;
     (e) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;
     (f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;
     (g) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or the relevant Subsidiary or materially detract from the value or use of the Property to which they apply;
     (h) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or the relevant Subsidiary acquired the Property, which have been disclosed to the Agent;
     (i) Liens to secure plugging and abandonment obligations;
     (j) Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in an aggregate amount not to exceed $10,000,000;
     (k) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; and
     (l) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(f).
     Section 6.2. Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
     (a) Debt of the Borrower and its Subsidiaries under the Credit Documents;

     (b) Debt of the Borrower existing on the date hereof and disclosed in the attached Schedule 6.2 and any extensions, rearrangements, modifications, renewal, and refinancings thereof which do not increase the principal amount thereof or the interest rate charged thereon above a market rate of interest;
     (c) Debt (including Capital Leases and purchase money obligations ) relating to Property or assets acquired by the Borrower after date of this Agreement not to exceed $25,000,000 (excluding gas balancing liabilities assumed in the acquisition of Oil and Gas Properties) at any time outstanding;
     (d) Debt for borrowed money owed by any Subsidiary of the Borrower to the Borrower or to any other Credit Party;
     (e) Debt in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; and
     (f) Any guarantee of any other Debt permitted to be incurred hereunder.
     Section 6.3. Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document, the 2001 Indenture and the 2004 Indenture) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its Properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any advance by any of the Borrower’s Subsidiaries to the Borrower; provided that the 2001 Indenture and the 2004 Indenture shall not limit the creation or existence of any Lien securing the Obligations or contain limitations on Restricted Payments made by any Subsidiary to the Borrower or any other Subsidiary that are more restrictive than the limitations in Section 6.5 of this Agreement.
     Section 6.4. Merger or Consolidation; Asset Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to:
     (a) merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly-owned Subsidiaries and any of the Borrower’s wholly-owned Subsidiaries may merge with another of the Borrower’s wholly-owned Subsidiaries, and (ii) in connection with a sale permitted pursuant to Section 6.4(b)(i) of a Subsidiary of Borrower that (A) is not a Material Subsidiary and (B) does not own Borrowing Base Assets, such Subsidiary may merge with a Person that is not a wholly-owned Subsidiary of Borrower; provided, in each case, that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation; or
     (b) sell, lease, transfer, or otherwise dispose of any of its Property, except for (i) dispositions of assets that are not Borrowing Base Assets or Mortgaged Properties either (y) in the ordinary course of business or (z) outside of the ordinary course of business in an aggregate amount for any fiscal year not to exceed $25,000,000, and (ii) dispositions, whether or not in the ordinary course of business, of Borrowing Base Assets, including Mortgaged Properties, of which the Borrower has provided the Agent 10 days’ advance notice, provided that (y) such proposed dispositions will not cause the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure to exceed the Borrowing Base, after giving effect to any reduction of the Borrowing Base that would be required under Section 2.2(e) in connection with such sale and (z) in the case of any disposition of a Mortgaged Property, at the time of such disposition the Mortgaged Property Value is not less than 80% of the Oil and Gas Property Value, as set forth in the engineering report most recently delivered pursuant to Section 5.6(c), after giving effect to (1) any reduction of such present value (which shall be the present value given to such assets in such most recent engineering report, including the applicable stated discount utilized therein, in connection with such disposition) on a cumulative basis with all sales of Mortgaged Properties since the date of such report and (2) the aggregate present value, as set forth in such report or otherwise reasonably determined by the Agent and discounted at the applicable rate stated in such report, of any additional Oil and Gas Properties mortgaged by the Borrower or the Guarantors in accordance with the requirements of Section 5.11 prior to or concurrently with such disposition (on a cumulative basis with all mortgages of additional Oil and Gas Properties since the date of such report).
     Section 6.5. Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay any Restricted Payment or make any prepayment, redemption, or defeasance of Debt (other than Debt under the Credit Documents) other than the following:
     (a) Restricted Payments from a Subsidiary of the Borrower to the Borrower;
     (b) the repurchase or redemption, in one or more transactions, of shares of Borrower’s common stock, or a one-time payment of a special dividend, in an aggregate amount during the period from June 30, 2007 until the Maturity Date not to exceed $100,000,000, so long as (i) at the time of any such repurchase, redemption or special dividend, and immediately after giving effect thereto, the Borrowing Base is at least $50,000,000 greater than the sum of the outstanding principal amount of the Advances plus the Letter of Credit Exposure and (ii) no Default exists at the time of any such repurchase, redemption or special dividend, or would be caused thereby;
     (c) any prepayment, redemption, or defeasance of Debt, so long as (i) at the time of such prepayment, redemption, or defeasance, and immediately after giving effect thereto, the sum of the outstanding principal amount of the Advances plus the Letter of Credit Exposure does not exceed 90% of the Borrowing Base in effect at such time and (ii) no Default exists at the time of such prepayment, redemption, or defeasance or would be caused thereby.
     Section 6.6. Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:
     (a) Liquid Investments;

     (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
     (c) ordinary course of business contributions, loans, or advances to, or investments in, (i) a directly or indirectly wholly-owned Subsidiary of the Borrower, or (ii) the Borrower;
     (d) oil and gas farm-ins, oil and gas development joint ventures and limited partnerships, and similar transactions, in each case in the ordinary course of business; and
     (e) investments not covered by clauses (a) through (d) above in an aggregate outstanding amount not to exceed $2,000,000.
     Section 6.7. Limitation on Speculative Hedging. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, assume, or hold a speculative position in any commodities market or futures market. Borrower may continue its current production hedging program policy, including swaps, puts, and collars, to reduce price risk on quantities less than its total production.
     Section 6.8. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement or otherwise approved in writing by the Agent, and except as described in Schedule 6.8, the Borrower shall not, and shall not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate (other than a Credit Party); (b) any transfer, sale, lease, assignment, or other disposal of any assets to any such Affiliate or any purchase or acquisition of assets from any such Affiliate (other than a Credit Party); or (c) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (other than a Credit Party) (including without limitation, guaranties and assumptions of obligations of an Affiliate) ; provided that the Borrower and its Subsidiaries may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm’s length transaction with a Person not such an Affiliate.
     Section 6.9. Compliance with ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) terminate, or permit any member of its Controlled Group to terminate, any Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any of member of its Controlled Group to the PBGC or (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan.
     Section 6.10. Maintenance of Ownership of Subsidiaries. Except as permitted by Section 6.4, the Borrower shall not, and shall not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of the Borrower’s Subsidiaries or permit any Subsidiary to issue, sell, or otherwise dispose of any shares of its capital stock or the capital stock of any of the Borrower’s Subsidiaries.
     Section 6.11. Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person (other than the Borrower or a Subsidiary of the Borrower) any property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary of the Borrower shall lease as lessee such property or any part thereof or other property which the Borrower or a Subsidiary of the Borrower intends to use for substantially the same purpose as the property sold or transferred except such transactions (a) incident to transactions permitted by Section 6.4(b), and (b) from which arise lease obligations and other rental obligations not exceeding $3,000,000 during any fiscal year of the Borrower.
     Section 6.12. Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, materially change the character of their business as presently and normally conducted or engage in any type of business not related to their business as presently and normally conducted.
     Section 6.13. Debt to EBITDA Ratio. The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of Borrower, of (a) Borrower’s consolidated Debt on such date to (b) Borrower’s consolidated EBITDA for the four fiscal quarters most recently ended, to be greater than 3.25 to 1.00.
     Section 6.14. Interest Coverage Ratio. The Borrower shall not permit the ratio, as of the last day of any fiscal quarter of Borrower, of (a) its consolidated EBITDA for the four fiscal quarters most recently ended to (b) its consolidated Net Interest Expense for the four fiscal quarters most recently ended, to be less than 3.0 to 1.
     Section 6.15. Subordinated Debt. The Borrower (a) shall not violate the subordination terms governing any Debt which is by its terms subordinated to the Obligations and (b) shall not amend the subordination terms governing any such Debt without prior written consent of the Majority Banks.
ARTICLE VII
REMEDIES
     Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:
     (a) Payment. The Borrower shall fail to pay (i) any principal of any Advance or any reimbursement obligation in respect of any Letter of Credit Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any interest on any Advance or any fee or any other amount (other than an amount referred to in clause (i) above) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days.

     (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Subsidiary of the Borrower in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;
     (c) Covenant Breaches. (i)The Borrower shall (A) fail to perform or observe any covenant contained in Section 5.2, 5.3, 5.5, 5.6 (except for clauses (i) and (j) thereof), 5.8 or 5.13 or Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(A) above or any other provision of this Section 7.1 if such failure shall remain unremedied for 30 days after the earlier of written notice of such default shall have been given to such Person by the Agent or any Bank or such Person’s actual knowledge of such default or (ii) any Guarantor shall fail to perform or observe any covenant contained in its Guaranty;
     (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt or pay any net hedging obligation which is outstanding in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt or net hedging obligations of the Borrower or its Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or such hedging obligations; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract, if applicable), or such Swap Contract is otherwise terminated prior to the scheduled term of the applicable transaction, in each case, resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the defaulting party or (B) any Termination Event (as defined in such Swap Contract, if applicable) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined, if applicable) and, in either event, the net hedging obligation owed by the Borrower or such Subsidiary as a result thereof is greater than $2,500,000;
     (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);
     (f) Judgments. Any judgment or order for the payment of money in excess of $2,500,000 (not fully covered by insurance) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $2,500,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);
     (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $2,500,000;
     (i) Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.4, including any failure to make payments to cure the Borrowing Base deficiency within the time period specified by and in accordance with Section 2.4(b);
     (j) Guaranties. Any provision of any Guaranty shall for any reason cease to be valid and binding on the applicable Guarantor or the applicable Guarantor shall so state in writing; or
     (k) Change of Control. (i) As a result of one or more transactions after the date of this Agreement, any “person” or “group” of persons shall have “beneficial ownership” of more than 35% of the outstanding common stock of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), provided that the relationships among the officers and directors of the Borrower and among the respective shareholders of the Borrower on the date of this Agreement shall not be deemed to constitute all or any combination of them as a “group” or (ii) during any period of 12 consecutive months, beginning with and after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower or who were nominated for election by a majority of the persons who were directors of the Borrower at the beginning of such period cease for any reason to constitute a majority of the board of directors of the Borrower at any time during such period.

     (l) Security Documents. Any Security Document shall for any reason (other than as permitted pursuant to the terms thereof or hereof) cease to create a valid and perfected lien on and security interest in any material portion of the Collateral or the Borrower or applicable Guarantor shall so state in writing; or
     Section 7.2. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event,
     (a) the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall, on demand of the Agent at the request or with the consent of the Majority Banks, deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and
     (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.
     Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur,
     (a) (i) the obligation of each Bank and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Credit Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall deposit with the Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and
     (c) the Agent shall at the request of, or may with the consent of, the Majority Banks proceed to enforce its rights and remedies under the Guaranties and any other Credit Document for the ratable benefit of the Banks by appropriate proceedings.

     Section 7.4. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent, the Issuing Bank and each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, the Issuing Bank or such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Agent or such Bank, and the other Credit Documents, irrespective of whether or not the Agent, the Issuing Bank or such Bank shall have made any demand under this Agreement, such Notes, or such other Credit Documents, and although such obligations may be unmatured. The Agent, the Issuing Bank and each Bank agrees to promptly notify the Borrower after any such set-off and application made by the Agent, the Issuing Bank or such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent, the Issuing Bank and each Bank under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Agent, the Issuing Bank or such Bank may have.
     Section 7.5. Actions Under Credit Documents. Following an Event of Default, the Agent shall at the request, or may with the consent, of the Majority Banks, take any and all actions permitted under the other Credit Documents, including enforcing it rights under the Guaranties for the ratable benefit of the Banks.
     Section 7.6. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.7. Application of Funds. After the exercise of remedies provided for above (or after the Advances have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be cash collateralized as set forth in Section 7.3), any amounts received on account of the Obligations shall be applied by the Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent payable to the Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Banks and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Banks and the Issuing Bank and amounts payable under Sections 2.11, 2.12, and 2.13), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Advances and other Obligations, ratably among the Banks and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and Obligations with respect to Specified Swap Contracts, ratably among the Banks and the Issuing Bank and, in the case of Specified Swap Contracts, Affiliates of Banks, in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Agent for the account of the Issuing Bank, to cash collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.
Subject to Section 2.3, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII
THE AGENT AND THE ISSUING BANK
     Section 8.1. Appointment and Authorization of Agent.
     (a) Each of the Banks and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Credit Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Banks and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions except for the Borrower’s consultation rights explicitly set forth in Section 8.6.
     (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.
     Section 8.2. Rights as a Bank. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.
     Section 8.3. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Bank or the Issuing Bank.
     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
     Section 8.4. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.5. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Section 8.6. Resignation of Agent. The Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Agent on behalf of the Banks or the Issuing Bank under any of the Credit Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Majority Banks appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
     Section 8.7. Non-Reliance on Agent and Other Banks. Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     Section 8.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agents, Co-Documentation Agents, Managing Agents, Bookrunners, or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Agent, a Bank, or the Issuing Bank hereunder.
     Section 8.9. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Agent under Sections 2.7 and 9.4) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.7 and 9.4.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or the Issuing Bank to authorize the Agent to vote in respect of the claim of any Bank or the Issuing Bank in any such proceeding.
     Section 8.10. Collateral and Guaranty Matters. The Banks and the Issuing Bank irrevocably authorize the Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Majority Banks;
(b) to release any Lien on any Mortgaged Property granted to or held by the Agent under the Mortgages, so long as (i) after giving effect to such release, the Mortgaged Property Value shall not be less than 80% of the Oil and Gas Property Value as set forth in the most recent Oil and Gas Reserve Report, (ii) the Borrower shall deliver to the Agent a certificate in the form of Exhibit I hereto, which sets forth the calculation of Mortgaged Property Value and demonstrates and certifies that such Mortgaged Property Value equals or exceeds 80% of the Oil and Gas Property Value, after giving effect to such release of Mortgaged Property, and (iii) the Borrower identifies in writing on such certificate the Mortgaged Properties to be released and sets forth the value attributed thereto in the most recent Oil and Gas Reserve Report;
(c) to subordinate any Lien on any property granted to or held by the Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(c); and
(d) to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Agent at any time, the Majority Banks will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 8.10.

     Section 8.11. Indemnification of Agent. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BANKS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO), PRO RATA (AS DETERMINED AT THE TIME INDEMNIFICATION IS SOUGHT HEREUNDER), AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT; PROVIDED, HOWEVER, THAT NO BANK SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY BANKS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK SHALL REIMBURSE THE AGENT UPON DEMAND FOR ITS RATABLE SHARE (AS DETERMINED AT THE TIME INDEMNIFICATION IS SOUGHT HEREUNDER) OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS, AND THE RESIGNATION OF THE AGENT.
ARTICLE IX
MISCELLANEOUS
     Section 9.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.1 or 3.2, (b) increase the Commitment of the Banks, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date, (e) change the percentage of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend Section 2.10 or this Section 9.1, (g) amend the definition of “Majority Banks,” (h) release any Guarantor from its obligations under any Guaranty (other than as provided in Section 8.11(b) or as otherwise permitted by the Credit Documents), (i) release any Collateral (other than as provided in Section 8.11(a) or as otherwise permitted by the Credit Documents) in any transaction or series of related transactions, or (j) except with respect to a Defaulting Bank, change any provision which provides for payment to be distributed to the Banks in accordance with their Pro Rata Shares; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent or the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement or any other Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the consent of such Bank.
     Section 9.2. Notices, Etc.
     (a) Except as provided in clause (b) below, all notices and other communications shall be in writing (including, without limitation, telecopy or telex) and mailed by certified mail, return receipt requested, telecopied, telexed, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Annex 1 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, telexed, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, when confirmed by telex answer-back, or when delivered by such messenger or courier, respectively, except that (i) notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent, and (ii) notices delivered through electronic communications pursuant to clause (b) below shall be effective as provided in such clause (b).
     (b) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT-RELATED PERSONS IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to the Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Agent; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Bank, the Issuing Bank, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Agent, and the Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Bank agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Legal Requirements, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Agent, Issuing Bank, and Banks. The Agent, Issuing Bank and the Banks shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the Issuing Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
     Section 9.3. No Waiver; Remedies. No failure on the part of any Bank, the Agent, or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 9.4. Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Agent, the Issuing Bank, and each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent, the Issuing Bank, and each Bank) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Credit Documents. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.
     Section 9.5. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Bank, and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Bank.
     Section 9.6. Bank Assignments and Participations.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Letter of Credit Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund with respect to such Bank; and
(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Agent an administrative questionnaire.
(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13, 9.4, and 9.7 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Advances and Letter of Credit Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this

Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Bank’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Banks and the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, and 2.13 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Bank, provided such Participant agrees to be subject to Section 2.10 as though it were a Bank.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(d) as though it were a Bank.
     (f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Banks, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Banks a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Banks to make Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.6(d)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     Section 9.7. Indemnification. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE BORROWER SHALL INDEMNIFY AND HOLD HARMLESS EACH AGENT-RELATED PERSON, EACH BANK AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, AND DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES, AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) OF ANY KIND OR NATURE WHATSOEVER, (EXCLUDING, HOWEVER, THE COSTS AND EXPENSES INCURRED BY THE BANKS, OTHER THAN THE AGENT, IN CONNECTION WITH THE PREPARATION, EXECUTION OR DELIVERY OF THIS AGREEMENT) WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY CREDIT DOCUMENT OR ANY OTHER AGREEMENT, LETTER, OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, ADVANCE, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE

DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), OR (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS WASTE OR HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY LIABILITY UNDER ENVIRONMENTAL LAW RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNITEE HAVE ANY LIABILITY FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). ALL AMOUNTS DUE UNDER THIS SECTION 9.7 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE AGENT, THE REPLACEMENT OF ANY BANK, THE TERMINATION OF THE COMMITMENTS, AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.
     Section 9.8. USA Patriot Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act.
     Section 9.9. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 9.11. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.13(c), 9.4, and 9.7 and all of the obligations of the Banks in Section 8.7 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.12. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.13. Business Loans. The Borrower warrants and represents that the Advances evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

     Section 9.14. Amendment and Restatement. This Agreement represents an amendment and restatement of the Existing Credit Agreement. Any indebtedness under the Existing Credit Agreement continues under this Agreement, and the execution of this Agreement does not indicate a payment, satisfaction, novation, or discharge thereof.
     Section 9.15. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, Chapter 346 the Texas Finance Code, as amended, shall not apply to this Agreement, the Notes, or the transactions contemplated hereby. Each Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version).
     Section 9.16. Waiver of Punitive Damages, Jury Trial, Etc.
     (a) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY BANK OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (b) WAIVER OF VENUE. THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY ANY LEGAL REQUIREMENT.
     (d) WAIVER OF PUNITIVE DAMAGES, ETC. EACH CREDIT PARTY HEREBY (i) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, (A) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE CREDIT DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, ANY “SPECIAL DAMAGES,” AS DEFINED BELOW; AND (B) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENT OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.
     (e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 9.17. Treatment of Certain Information; Confidentiality.
Each of the Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Bank, the Issuing Bank, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Bank, or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Agent, the Banks, and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Legal Requirements, including United States federal and state securities laws.
     Section 9.18. Release of Texas Deed of Trust. Each Bank hereby authorizes the Agent to release and discharge the Texas Deed of Trust and all of the rights, titles, liens, equities and interests therein created or granted to or for the benefit of the holder of the liens created thereby or otherwise held by the Agent, in all of the property covered or encumbered by such Texas Deed of Trust.
     THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     EXECUTED as of the date first above written.

BORROWER:

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Senior VP & Chief Financial Officer

By:	/s/ J. Kent Pierret
Name:	J. Kent Pierret
Title:	Senior VP, Treasurer, CAO
[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

BNP PARIBAS

By:	/s/ Douglas R. Littman
Name:	Douglas R. Littman
Title:	Managing Director

By:	/s/ Polly Schott
Name:	Polly Schott
Title:	Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Daria Mahoney
Name:	Daria Mahoney
Title:	Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

WHITNEY NATIONAL BANK

By:	/s/ John B. Lane
Name:	John B. Lane
Title:	Senior Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

NATIXIS

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

By:	/s/ Timothy L. Polvado
Name:	Timothy L. Polvado
Title:	Managing Director
[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ James R. McBride
Name:	James R. McBride
Title:	Managing Director
[SIGNATURE PAGE TO CREDIT AGREEMENT]

CAPITAL ONE, N.A.

By:	/s/ Paul D. Hein
Name:	Paul D. Hein
Title:	Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]

ALLIED IRISH BANKS p.l.c.

By:	/s/ Edward Fenk
Name:	Edward Fenk
Title:	Vice President

By:	/s/ Mark Connelly
Name:	Mark Connelly
Title:	Senior Vice President
[SIGNATURE PAGE TO CREDIT AGREEMENT]